Exhibit 99.1
CAPSTEAD FOURTH QUARTER 2008 EARNINGS CONFERENCE CALL INVESTOR PRESENTATION January 30, 2009

Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and other factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

About Capstead and Its Investment Strategy Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead's core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk that has been enhanced by the recent conservatorship of Fannie Mae and Freddie Mac by the federal government.

Market Snapshot

Fourth Quarter Highlights Earnings totaled $24.3 million or $0.32 per diluted common share. Book value per common share ended the year at $9.14. Reduced portfolio of primarily agency-guaranteed residential ARM securities by over $400 million to $7.50 billion. Reduced portfolio leverage to 7.85 times long-term investment capital. Yields on mortgage assets declined eight basis points to 4.92% while repo borrowing rates rose 38 basis points to 3.64%. Borrowing rates seen declining considerably during first quarter of 2009.

Use of Non-GAAP Financial Measures (in thousands)

Low Risk Residential Mortgage Investment Strategy Longer-to-Reset Agency ARM Securities Current-Reset Agency ARM Securities 3.2 4.1 Current-Reset ARMs ($4.5 billion) Longer-to-Reset ARMs ($2.9 billion) (as of December 31, 2008) Financed 100% with 30- to 90-day borrowings that adjust relatively quickly to more current rates. Financed with $1.1 billion in longer-dated committed borrowings (5.05%, 5 month average maturity) and 30-day borrowings combined with two-year swap agreements ($1.9 billion at 3.44%, 13 month average maturity at year-end; $2.3 billion at 3.08%, 14 month average maturity as of January 29th). Backed by mortgage loans with coupon interest rates that reset at least annually or begin doing so after an initial fixed-rate period of five years or less. Longer-term repo and/or swaps are utilized to mitigate interest rate risk on longer-to-reset ARM securities. The duration of our assets and liabilities was approximately 10 months and 5 months, respectively, for a net duration gap of roughly 5 months at year-end. 61% 39%

Comparative Income Statement (in thousands, except per share amounts) See page 6 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

Comparative Balance Sheet (in thousands, except per share amounts)

Sources of Financing Agency-guaranteed residential mortgage securities are highly liquid and can be financed with multiple funding providers through standard repurchase agreements. We have long-term relationships with most lending counterparties and are actively pursuing new counterparty relationships. As of year-end, we have positions on with 18 counterparties, up from 14 at December 31, 2007 and ten at September 30, 2007. Collateral requirements (haircuts) averaged roughly 6 points during the fourth quarter but are trending lower subsequent to year-end. We are resuming replacing portfolio runoff this month.

Yield / Cost Analysis (in thousands) S ee page 6 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

Financing Spreads on Mortgage Assets* Fed Funds vs. Libor Repo borrowing rates should be significantly lower during the first quarter of 2009 with the reduction of the Fed Funds target rate to between 0.00% and 0.25%, and one-month LIBOR below 0.50%. Additionally, $279 million of our relatively high-cost longer-dated repo matured late in the fourth quarter and another $395 million matures during the first quarter of 2009. Borrowing rates on 30- to 90-day repo (before swaps) averaged 2.61% at year-end - recent 30-day repo trades have ranged between 55 and 80 basis points. Prepayment speeds have slowed to historically low levels. Speeds are expected to pick up somewhat over the coming quarters, but still remain manageable given our relatively low purchase premium. Yields on Mortgage Assets vs. Repo Borrowing Rates Financing spreads on mortgage assets* High: 3.71% Low: (.16) Average: 1.38 See page 6 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

Residential ARM Securities Portfolio Statistics

Capstead's Long-term Investment Capital Dec '05 Mar '06 Jun '06 Sep '06 Dec '06 Mar '07 Jun '07 Sep '07 Dec '07 Mar '08 Jun '08 Sep '08 Dec '08 Common 165 155 142 159 160 171 165 150 381 473 588 587 581 Perpetual Preferred 180 180 180 180 180 180 180 180 180 180 180 179 179 Trust Preferred 75 75 75 100 100 100 100 100 100 100 100 100 100 Total 420 410 397 439 440 451 445 430 661 753 868 866 860 $ in millions (68%) (35%) (58%) (68%) (63%) (68%)